EMPLOYMENT AGREEMENT
For
Susan Larkin

    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Entercom Operations, Inc. (“Entercom” or the “Company”) and Susan Larkin (“Employee”). The Company agrees to employ the Employee and Employee agrees to full-time employment on and subject to the terms and conditions of this Agreement.
1.Employment.
(a)Term. The Company agrees to employ Employee and Employee agrees to accept such employment from May 5, 2020 through May 4, 2023 (the “Initial Term”) and as may be otherwise extended or earlier terminated as set forth herein (“Term”). The Initial Term shall be automatically extended from year to year unless either the Company or Employee gives written notice of non-renewal on or before March 5, 2023, and, if extended, each March 5 thereafter.
(b)Duties. As Chief Operating Officer of the Company you will be responsible for the general management and supervision of the Company’s radio market operations and discharge such other duties as may from time to time be assigned by the Board of Directors or the CEO. In addition, you will oversee various corporate staff functions as designated by the Company's CEO and will be responsible for facilitating the effective coordination and integration of the various activities of relevant functions of the corporate staff and local markets to help facilitate meeting and exceeding the Company's business goals. You agree that you will devote your full time and best efforts to the Company's business and will not accept any outside employment without the prior written consent of the CEO of the Company.
2.Compensation. During the term of this Agreement and provided Employee is performing the services specified in Section 1, Employee shall be compensated as follows. All such compensation shall be subject to all payroll deductions or withholding authorized by Employee or required by federal, state or local laws or regulations.
(a)Salary. The Company will pay Employee, on the Company’s regular payroll cycle, a salary at an annualized rate of: (i) $625,000 from May 5, 2020 to May 4, 2021; (ii) $650,000 from May 5, 2021 to May 4, 2022; and (iii) $700,000 from May 5, 2022 to May 4, 2023. This position is an exempt position, and Employee is not entitled to overtime.
(b)Incentive Compensation. Commencing with calendar year 2020, i.e., payable in the first quarter of 2021, Employee shall be eligible for incentive compensation (“Annual Incentive Bonus”) as established by the Company on or about the beginning of each calendar year and communicated to Employee by the Company, with a target annual amount as set forth below based on performance at 100% of goals for such calendar year at $500,000. Employee’s Annual Incentive Bonus for 2020 shall be pro-rated to reflect the number of days during the 2020 calendar year Employee served in her role as Chief
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Operating Officer. The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”) based on a review of the Company’s performance and Employee’s performance during the fiscal year then ended. Any bonuses earned will be paid no later than the last day of the second month following the applicable time period in question (i.e., quarter / year). Employee must be employed as of the last day of the applicable time period to be eligible to receive such compensation, i.e., Employee will not be entitled to a pro-rata bonus if employment is terminated, for any reason, prior to the end of the applicable time period. The Company and Employee intend that payment of any incentive compensation to be within the Short-Term Deferral period for purposes of Section 409A of the Internal Revenue Code.
i.Future Grants of Time Vesting Equity. Commencing in 2021, Employee will be entitled to future grants of restricted stock and/or stock options under the Plan, on or about the same annual schedule as grants to other similarly situated employees, with an aggregate annual target amount of $400,000 or such other amount as determined at the discretion of the Compensation Committee. Shares granted under this provision may be allocated between performance- and time-vesting shares, as determined by the Compensation Committee. Subject to Employee’s continued employment with the Company, such equity grants shall vest as determined by the Compensation Committee of the Board in its discretion. All shares granted under this section shall be issued pursuant to the Plan, and shall be subject to the terms and conditions memorialized in a grant instrument in the form approved by the Compensation Committee.
ii.Signing Bonus. The Company shall pay Employee a one-time bonus in the amount of $75,000, which shall be earned upon commencement of employment under this Agreement. The Company will pay this bonus on the first payroll cycle following commencement of employment.
3.Vacation and Benefits. Employee shall be entitled to such vacation, leave and other benefits and shall be subject to such rules and regulations and disciplinary action as shall be in effect from time to time in accordance with Company policy as applied uniformly to similarly-situated employees. The Company reserves the right in its sole discretion to alter, amend, eliminate or discontinue at any time any such benefits, rules or regulations. During any period of unpaid leave in accordance with such benefits or policies the salary and incentive compensation described in Section 2(b) above shall not be earned. The incentive compensation payable hereunder for any period when an unpaid leave occurs shall be the prorated portion of the incentive compensation for the full period using the proportion that the time excluding such unpaid leave bears to the full period.
4.Restrictive Covenants.
iii.Non-Competition by Employee. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason, Employee will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director
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of or for any Broadcast Company that serves any portion of the United States. For this purpose, a “Broadcast Company” is any company that, as a material part of its business, competes in any material manner with the then present or planned business activities of the Company, which shall include specifically but limited to the distribution of audio entertainment products (e.g., terrestrial radio, satellite radio, wireless / mobile radio and internet radio, smartphone applications) and broadcast or cable television products. If Employee is employed by a company with a non-material Broadcast Company division, Employee agrees not to perform any services for that Broadcast Company division during such one (1) year period. In the event that Employee violates the restrictive covenant set forth above, it is agreed that the term of the restrictive covenant so violated shall be extended for a period equal to one (1) year from the time such violation ceases. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
iv.Non-Solicitation of Other Employees. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason (to the extent permissible under applicable state law at the time of such separation), Employee shall not, without prior written permission of the Chief Executive Officer of the Company: (i) employ, (ii) offer to employ, (iii) counsel a third party to employ, or (iv) otherwise participate in any manner in the recommendation, recruitment or solicitation of the employment, of any person who was an employee of Entercom on the date of the termination of Employee’s employment or at any time within the 90 days prior thereto, for any such individual to engage or participate in or render any service to any Broadcast Company (as defined above). Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
v.Non-Solicitation of Clients. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason (to the extent permissible under applicable state law at the time of such separation), Employee will not, without prior written permission of the Chief Executive Officer of Entercom, directly or indirectly, solicit for the sale of any advertising, marketing or promotional services, any client or customer of Entercom. For purposes of the foregoing, a client or customer of Entercom shall mean any person or entity that purchased or was solicited to purchase advertising, marketing, or promotional services by Entercom during the one (1) year period preceding the date of Employee’s separation. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
5.Equitable Remedies. Employee acknowledges and agrees that a material portion of the covenants of the Company contained herein and of the compensation and benefits Employee will receive from the Company are consideration for the restrictions contained in this Agreement. As a result of the foregoing, as well as the personal qualifications of Employee and the unique character of Employee’s duties, Employee further acknowledges that the services to be performed by the Employee under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual
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character, which gives the services a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee further acknowledges that any violation of this Agreement by Employee may cause irreparable harm to the Company. The Employee, therefore, expressly agrees that the Company, in addition to any other rights or remedies which the Company may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of Sections 4, 6, 8, and/or 9 this Agreement by the Employee.
6.Exclusivity. During Employee’s employment the Company under this Agreement, Employee agrees to devote Employee’s best efforts and full working time to the employment by the Company hereunder and shall not directly or indirectly, either as an employee, employer, consultant, contractor, agent, or in any other individual or representative capacity, engage in or participate in or render any service to any business other than the business of the Company without the express written permission of the Chief Executive Officer of Entercom.
7.Termination. In addition to any other termination provisions in this Agreement, this Agreement shall automatically terminate upon Employee’s death, and may be terminated in accordance with any of the following provisions:
i.Mutual Agreement. This Agreement may be terminated by mutual agreement of the parties. Upon termination, neither party shall have any further obligation hereunder (with the exception of those provisions which explicitly survive beyond the termination of Employee’s employment with the Company).
ii.By the Company with Cause. This Agreement may be terminated by the Company at any time for Cause (as defined below) without further obligation hereunder. For purposes of this Agreement, “Cause” shall include, but shall not be limited to, Employee’s: (a) breach of any material term or condition of this Agreement; (b) gross misconduct; (c) dishonesty or theft; (d) gross insubordination; (e) willful, habitual, or substantial neglect of Employee’s duties; (f) excessive absenteeism or tardiness; (g) use or possession of illegal drugs during working hours; (h) arrest for, charged with, indictment for, plea of guilty or nolo contendere to, or conviction of, a felony or of a crime involving moral turpitude regardless of the result of any subsequent trial, appeal, hearing, proceeding or sentencing; (i) conduct that brings Employee or the Company into public disrepute, contempt, scandal or ridicule; (j) conduct that insults or offends the community at large or any organized group thereof, and which reflects unfavorably upon the Company, and injures Company’s ability to utilize Employee’s services hereunder; and (k) Incapacity (as defined below) for ninety (90) days or more during any 52-week period. The term “Incapacity” shall mean any physical or mental impairment(s) that renders Employee unable to perform the essential functions of Employee’s position (with any reasonable accommodation that Employer and Employee may agree to). For the “with Cause” reasons (a), (b), (d) and (e), as a condition precedent to any such termination, the Company must first notify Employee, in writing, of any such grounds and provide
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Employee with thirty (30) days to remedy or cure such grounds, to the extent such remedy or cure is possible.
iii.By the Company without Cause. The Company may, at any time, terminate this Agreement for the convenience of the Company, provided the Company: (i) beginning with the first payroll period following the sixtieth (60th) day following termination, pays Employee twelve (12) months of Employee’s then current base salary, provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; (ii) pays Employee, on the sixtieth (60th) day after termination, a one-time bonus in an amount equal to the Annual Incentive Bonus that Employee was paid in the calendar year immediately preceding the calendar year in which termination occurs, prorated to reflect the number of quarters (whole or partial) in which Employee worked in the year in which such termination occurs; and (iii) provide that all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination, as if Employee had remained employed hereunder through that date (i.e., subject to the conditions stated immediately below) (the “Without Cause Severance Benefits”).1 Employee’s receipt of the Without Cause Severance Benefits is expressly conditioned on: (x) Employee agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of her employment and/or the termination of employment, and (y) Employee’s full compliance with the restrictive covenants contained in Section 4 hereof, i.e., if Employee fails to timely sign or revoke a release, or violates any of the restrictive covenants contained in Section 4 hereof, the Without Cause Severance Benefits shall cease. Any payment of salary made by the Company pursuant to this Section 7.c shall be made pro rata on the Company’s regularly scheduled payroll dates following the termination, and the payment made pursuant to this Section 7.c shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for salary or other compensation earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.
iv.By Employee with Good Reason. Employee may, at any time, terminate this Agreement for “Good Cause”, which shall be defined as the Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the
1/     Nothing in this Agreement shall be deemed to supersede that portion of Section 7(c)(i) of the Employment Agreement between Entercom California, LLC and Employee dated July 11, 2017, with respect to a termination without Cause before the fourth anniversary of the Initial Grant date as defined therein, i.e., if the full 100% of the Initial Grant has not then vested, the Company will conditionally waive (i.e., subject to the conditions in Section 7(c)(i) and all other provisions of the grant instrument) the obligation of continued employment through the fourth anniversary of the Initial Grant date and thereby allow the vesting of the full 100% of the Initial Grant.
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failure and the Company’s failure to cure the same within thirty (30) days. Upon termination, neither party shall have any further obligation hereunder (with the exception of those provisions which explicitly survive beyond the termination of Employee’s employment with the Company).
v.Non-Renewal by Employee. If Employee gives notice of non-renewal under Section 1(a), the notice period shall be deemed for the benefit of the Company and, accordingly, the Company may designate a date during such renewal period on which this Agreement and Employee’s employment with the Company shall terminate, which may be prior to then scheduled end of the Initial Term. Upon termination, neither party shall have any further obligation hereunder (with the exception of those provisions which explicitly survive beyond the termination of Employee’s employment with the Company).
vi.Non-Renewal by the Company. If the Company gives notice of non-renewal under Section 1(a), the Company may designate a date during such renewal period on which this Agreement and Employee’s employment with the Company shall terminate, which may be prior to then scheduled end of the Initial Term. The Company will: (i) beginning with the first payroll period following the sixtieth (60th) day following termination, pay Employee twelve (12) months of Employee’s then current base salary; and (ii) pay Employee, on the sixtieth (60th) day after termination, a one-time bonus in an amount equal to the Annual Incentive Bonus that Employee was paid in the calendar year immediately preceding the calendar year in which termination occurs, prorated to reflect the number of quarters (whole or partial) in which Employee worked in the year in which such termination occurs (the “Non-Renewal by Company Severance Benefits”). Employee’s receipt of the Non-Renewal by Company Severance Benefits is expressly conditioned on: (x) Employee agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of her employment and/or the termination of employment, and (y) Employee’s full compliance with the restrictive covenants contained in Section 4 hereof, i.e., if Employee fails to timely sign or revoke a release, or violates any of the restrictive covenants contained in Section 4 hereof, the Non-Renewal by Company Severance Benefits shall cease. Any payment of salary made by the Company pursuant to this Section 7.f shall be made pro rata on the Company’s regularly scheduled payroll dates following the termination, and the payment made pursuant to this Section 7.f shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for salary or other compensation earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.
8.Intellectual Property Rights. All copyright, trademark and/or other intellectual property rights of any kind created, conceived, developed or reduced to practice by Employee, alone or in cooperation with other Company employees, during the Term and relating to or useful in the Company’s business or to Employee’s duties, (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and Employee shall, to the extent deemed necessary or
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desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights, including without limitation executing inventors’ declarations and assignment forms. To the extent that any Works are not deemed “work for hire” Employee shall assign and hereby does assign all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement.
9.Confidentiality. During Employee’s employment with the Company, Employee will receive information and training which are proprietary to the Company, including without limitation customer lists, pricing, programming techniques, financial information, sales strategies and methods and promotional programs and techniques. Employee agrees that all such information is the sole and exclusive property of the Company, and that Employee will safeguard all such information and maintain it as secret and confidential. Employee further agrees not to disclose such information to any third party without the express prior written consent of the Company’s Chief Executive Officer. Notwithstanding the foregoing, this Agreement shall not prohibit Employee from disclosing to or discussing with others the compensation Employee receives from the Company. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement. Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
10.No Restrictions. Employee represents and warrants that Employee is free to enter into and perform this Agreement with Company and is not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to: (a) Employee’s right to execute this Agreement; (b) Employee’s right to grant all of the rights granted to the Company hereunder; and (c) Employee’s right to fully perform each and every term and obligation hereof. Employee agrees not to do or attempt to do, or suffer to be done, during or after the term of this Agreement any act in derogation of or inconsistent with the Company’s rights under this Agreement.
11.Non-Waiver. The waiver by either party of any term or condition of this Agreement or of the breach thereof shall not be deemed to constitute the waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.
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12.Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.
13.Assignment. Employee may not assign any of Employee’s rights or obligations hereunder without the express prior written permission of the Company.  The Company may assign its rights and obligations hereunder (including without limitation, any rights to enforce the Restrictive Covenants contained herein) to any individual or entity.  Upon agreement in writing by such successor to be bound by the terms hereof, Company shall be relieved from all further liability or obligation hereunder.
14.Company’s Obligation. Nothing herein shall be construed to require Company to utilize Employee’s services hereunder and, in the event that the Company decides not to utilize Employee’s services during any period of the term of this Agreement, Company’s obligation shall be deemed fully satisfied by payment of the salary provided in Section 2(a) during such portion the term.
15.Severability. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
16.Attorney’s Fees. If either party hereto initiates judicial proceedings in order to enforce any of the terms and conditions of this Agreement, to compel the other party to perform any of the terms and conditions of this Agreement, to obtain a declaration of the rights, duties and obligations of the parties pursuant to this Agreement, or to obtain damages or any other relief at law or in equity, the party prevailing in such litigation shall be entitled to receive, in addition to such relief as may be granted, a reasonable sum as and for attorneys’ fees and expenses and court costs incurred in prosecuting such litigation, which fees, expenses and costs shall be determined and awarded by the court having jurisdiction of any action brought for the purpose of determining and collecting said attorneys’ fees.
17.Litigation and Regulatory Cooperation. During and after the Term, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during Employee’s employment with the Company. Employee’s cooperation shall include being available to prepare for the Company’s fact investigation, discovery or trial and to act as a witness. The Company shall reimburse Employee for reasonable expenses, including travel expenses, incurred in such cooperation. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
18.Section 409A Compliance.
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(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.
(b)Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, Employee’s termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”
(c)Notwithstanding anything herein to the contrary, if Employee is deemed at the time of termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).
(d)Notwithstanding the foregoing or any other provisions of the Agreement, Employee and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.
(e)Notwithstanding anything herein to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder
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shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
19.Miscellaneous. This Agreement constitutes the entire agreement and understanding between Employee and the Company concerning the compensation to be paid to Employee and all of the terms and conditions of Employee’s employment by Company. Effective May 5, 2020, this Agreement supersedes any prior understandings, representations or agreements, whether oral or written, concerning the subject matter hereof, including but not limited to that certain agreement between Employee and Entercom California, LLC dated July 11, 2017 (as amended). This Agreement may not be modified or amended except by a written instrument duly executed by the party against whom such modification or amendment is sought to be enforced.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                            ENTERCOM OPERATIONS, INC.

                            By:    /s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Executive Vice President, General Counsel
                            Date:        3-4-2020

ACCEPTED & AGREED TO

By:    /s/ Susan Larkin
Susan Larkin

Date:        3-4-2020

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